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[LOGO]                            PRUDENTIAL SECURITIES INCORPORATED
                                  One Seaport Plaza, New York, NY 10292
                                  (212) 214-1000

                                 INVESTOR ALERT
                                 November 1997

Dear Shareholder:

You were previously sent a proxy statement asking you to vote in favor of several proposals relating to the management and operation of the National Money Market Fund (the Fund), a series of the Cash Accumulation Trust (the Trust). The Fund currently serves as the investment vehicle into which available cash balances of your account are swept. The Fund is currently managed by persons unaffiliated with Prudential Securities Incorporated (Prudential Securities) or its affiliates.

If approved, the Fund would become part of the Prudential Mutual Funds (PMF) family and would offer reduced expenses for all its shareholders. In addition, a new money market series -- the Liquid Assets Fund -- will be created for certain ERISA and IRA accounts, which will provide for substantially lower expenses. We are enclosing the preliminary prospectus containing more complete information, which we encourage you to read carefully.

BACKGROUND

Currently, 99.9% of the outstanding voting shares of the Fund are owned by clients that have established accounts with Prudential Securities. For the fiscal year ended September 30, 1997, the Fund had total operating expenses of
 .65 of 1% of the average daily net assets of the Fund. Prudential Investments Fund Management LLC (PIFM), an affiliate of Prudential Securities, has determined that the Fund could be offered to Prudential Securities clients with substantially similar services but with lower expenses. To do so, PIFM has requested, and the current Trustees of the Trust have approved, a proposal that the Trust become part of PMF by electing a new Board of Trustees, changing the manager of the Fund to PIFM and changing the subadviser of the Fund to The Prudential Investment Corporation (PIC).

If the shareholders approve Proposal Nos. 1, 2(a) and 2(b) of the proxy statement that relate to the Fund, Prudential Securities will offer shareholders of the Fund that have managed ERISA or IRA accounts participating in the Gibraltar, PSPM, Quantum, MACS and ISG programs shares of the newly established Liquid Assets Fund with no transaction expenses (annual fund operating expenses will apply). The redemption from the Fund and purchase of Liquid Assets Fund shares will occur at the close of business on December 19, 1997, or as soon as practicable thereafter. The Liquid Assets Fund has the same investment objective (current income to the extent consistent with the preservation of capital and liquidity), and similar investment policies and fundamental investment restrictions as the Fund, but with lower expenses. Once your shares in the Fund have been redeemed for shares in the Liquid Assets Fund, Prudential Securities will automatically invest each dollar of uninvested cash in your account at the end of each business day in the Liquid Assets Fund.
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                                              PRUDENTIAL SECURITIES INCORPORATED

LIQUID ASSETS FUND: LOWER EXPENSES

In order to comply with federal regulations applicable to certain ERISA and IRA accounts, the advisory fee and other expenses of the Liquid Assets Fund will not exceed the direct expenses of PIFM, PIC and their affiliates attributable to providing management or other services to the Liquid Assets Fund. Direct expenses exclude expenses to recover overhead costs and exclude profit charges. Total direct expenses are estimated to be .24 of 1% of the Liquid Assets Fund's average daily net assets.

The comparison below details the annual charges and expenses which it is expected that an investor will bear in the CAT Liquid Assets Fund compared to the current CAT National Money Market Fund. These figures reflect the estimated total operating expenses for CAT National Money Market Fund's most recent fiscal year end and the estimated total operating expenses for the CAT Liquid Assets Fund for the fiscal year ending September 30, 1998. Neither Fund charges any initial or contingent deferred sales load or redemption or exchange fee.

                                   CAT NATIONAL MONEY             CAT
                                       MARKET FUND         LIQUID ASSETS FUND
                                       (ESTIMATED)            (ESTIMATED)

Management Fees...............              .42%                   .09%
12b-1 Fees....................              .10%                   .00%
Other Expenses................              .13%                   .15%
                                ---------------------------------------------
Total Fund Operating
 Expenses.....................              .65%                   .24%

An investment in a money market fund is neither insured nor guaranteed by the U.S. Government, and there can be no assurance that a fund will be able to maintain a stable net asset value of $1.00 per share.

PROXY SOLICITATION

A meeting of the Fund's shareholders is being held on December 11, 1997 to consider these proposals and to transact any other business that may properly come before the meeting. The proxy statement you previously received contains detailed information about each of the proposals relating to your Fund, and we recommend that you read it carefully. If you have more than one account holding Fund shares (E.G., an individual account AND an IRA), you would have received multiple copies of the Proxy Statement and proxy cards for each of your Fund accounts. Please vote each proxy card you receive.

We have retained an outside proxy solicitation firm to assist us with any necessary follow-up. If we have not received your vote as the meeting date approaches, you may receive a telephone call from Shareholder Communications Corporation to ask for your vote. We hope that their telephone call does not inconvenience you.

Importantly, even if you have delegated proxy voting authority to Prudential Securities, one of its affiliates, or an investment manager unaffiliated with Prudential Securities, your vote is being solicited. Your vote constitutes acceptance of proxy voting authority with respect to the proxy. If, instead, you fail to vote, the vote will default to the appropriate delegate.
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                                              PRUDENTIAL SECURITIES INCORPORATED

MORE INFORMATION

If you do not want us to redeem your Fund shares for shares in the Liquid Assets Fund, we must hear from you no later than December 17, 1997. Please contact your Prudential Securities Financial Advisor to discuss your options, which include terminating your Prudential Securities account without penalty, or requesting that your account sweep into an unaffiliated money market fund managed by Federated Advisers.

The change in your sweep fund and redemption of Fund shares for Liquid Assets Fund shares will be executed automatically at the close of business on December 19, 1997, unless we hear from you otherwise by December 17, 1997.

We value your business at Prudential Securities and are dedicated to serving your financial needs in the future.

                                          Prudential Securities Incorporated

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Information contained herein is subject to completion or amendment. A registration statement relating to Liquid Assets Fund's securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Note: Prudential Securities Incorporated, Prudential Investments Fund Management LLC and The Prudential Investment Corporation are subsidiaries of The Prudential Insurance Company of America.